Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-56829, No. 333-89465 and No. 333-108119 on Form S-8, and Registration Statements No. 333-90321, No. 333-32756, No. 333-47600 and No. 333-113930 on Form S-3 of our report dated March 13, 2007 (which expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of SFAS No. 123R) relating to the financial statements of CuraGen Corporation and Management’s Annual Report on Internal Control over Financial Reporting appearing in this Annual Report on Form 10-K of CuraGen Corporation for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut

March 13, 2007